UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
 SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) November 3, 2014

FRESH HEALTHY VENDING INTERATIONAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

333-177305	45-2511250
(Commission File Number)	(IRS Employer Identification No.)

9605 Scranton Road, Suite 801, San Diego, California 92121
(Address of Principal Executive Offices)

858-210-4200
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01  OTHER EVENTS

Fresh Healthy Vending International, Inc. (the "Company") has entered into negotiations with the California Department of Business Oversight ("DBO"), and the DBO has issued a draft Stop Order and Citation ("Stop Order"), which the Company expects to finalize soon.  The terms of the proposed Stop Order prohibit us from selling franchises in the state of California for two years after its issuance date.  The DBO found that we engaged in offers and sales of franchises in California without registration with respect to three franchise sales we made in August and September 2012, that the sale of 15 franchises that occurred outside the state of California between March 2014 and May 2014 were made pursuant to a franchise disclosure document that contained omissions of material facts by failing to disclose the DBO's prior stop order and the statement of charges and notice of intent to enter an order to cease and desist issued by the state of Washington, and that our prior management failed to exercise due diligence with regard to our registration and disclosure obligations.  The DBO also denied our registration application filed in California on October 3, 2013, imposed administrative penalties against us of $37,500, and is requiring the Company to again offer rescission and restitution to the 15 franchisees who purchased franchises between March 2014 and May 2014 (which was previously offered, with two franchisees accepting and 13 franchisees rejecting our prior rescission offer).  The proposed Stop Order from the DBO also orders the Company to develop and implement a compliance program, which we have commenced, and to engage an independent monitor for the duration of the Stop Order to review and report to the DBO the Company's compliance activities, including compliance with the Stop Order.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date:  November 3, 2014
Fresh Healthy Vending International, Inc.
______/s/Arthur S. Budman___________________
By:  Arthur S. Budman
Chief Executive Officer and Chief Financial Officer

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